Asset Purchase Agreement

THIS AGREEMENT is made on March 6, 2021 between Energy Intelligence Center, LLC,with its principal place of business at 22 Waterloo Ave, Berwyn, Pennsylvania, 19312 hereinafter the "Seller" and FOMO CORP., with offices at 1 E Erie St, Ste 525 Unit #2250, Chicago, Illinois, 60611 hereinafter the "Buyer".

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and forother good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase of Assets.

1.1
Seller shall sell to Buyer and Buyer shall purchase from Seller, on the terms and conditions set forth in this Agreement, all of the owned property of the Seller pursuant to a complete inventory and accounting of all fixtures, equipment, and other tangible assets of the Seller as shown on the attached inventory (the "Assets") (Exhibit A), as well as all intangible assets, including trade, business, intellectual property, patents, trademarks, customer contracts, trade secrets, confidential business information, know-how, processes, designs, techniques, name, telephone number and listing, goodwill, and all other intangible assets of the Seller's business.

1.2
Upon the conveyance of the Assets from the Seller to the Buyer, they shall be free and clear of all encumbrances and the Seller has good and marketable title to the Assets In connection therewith, and as further warranted below the Seller warrants that: (a) there are no liabilities attached to the Assets, including but not limited to taxes, trade payables, accounts payables, any liabilities of Seller or any of its affiliates arising under or relates to any lease, agreement, promissory note or credit facility; and (b) there are no excluded assets in connection with the Seller's sale of the Assets to the Buyer ("Excluded Assets means any asset of the Seller not included as an Asset being conveyed herein).

1.3.
All tangible assets, including fixtures, equipment, are in good operating condition and repair, normal wear and tear excepted.

1.4
The Assets and/or sale of the Assets do not require the consent or approval of any person or entity or governmental agency or third party.

2. Purchase Price.
Buyer shall pay the Seller the purchase price for the assets, by issuing the following to the Seller: : (a) 125,000 Series B Preferred Shares convertible into 125,000,000 Common Stock Shares that Buyer's common stock; and (b) 50,000,000 Common Stock Warrants with a 3-year exercise term at an exercise price of $0.01 (a) and (b) shall be issued by the Buyer to the Seller within 10 calendar days of execution of this Agreement.

3. Payment of Purchase Price.
Within On execution of this Agreement, within 10 days, FOMO shall issue the Preferred Stock and warrants to Seller. At that point, the Parties will consummate the purchase and sale of the Business Assets.

4. Closing.

a. The Closing date shall be on March 7, 2021, provided there are no unforeseen delays. Closing shall not be later than 3 calendar days after the designated closing date unless a further extension is agreed upon in writing between the Buyer and Seller.

5. On the Closing Date, the inventory, equipment, and fixtures to be transferred will be located at 22 Waterloo Ave, Berwyn, Pennsylvania, 19312 and will not be removed without thewritten consent of the Buyer. Representations by Seller.

Seller covenants and represents:

a. That Seller is the sole owner of the Assets with all requisite corporate power and authority and full right to sell or dispose of it as Sellermay choose, and no other person, entity, governmental authority has any claim, right, title, interest, or lien in, to, or on the Business or Assets.

b. That Seller has no undischarged obligations affecting the Assets being sold under this Agreement.

c. That there are presently and will be at the time of closing, no liens or security interestsagainst the property and Assets being transferred herein.

d. Consents. No consent from or other approval of a governmental entity, board of directors,or any other person is necessary in connection with the execution of the Agreement, or the consummation by Seller of the Assets by Buyer in the manner previously conducted by Seller.

e. Inventory. The Inventory is merchantable and fit for its intended use and is free of any material defects in workmanship. The finished goods Inventory is of a type, quantity, and qualityusable and salable in the ordinary course of business.

f. Payment of Taxes. Seller represents and warrants that Seller has paid, or will arrange for the full payment of, all taxes owed by Seller on account of the Business.

g. Licenses. Permits and Consents. There are no licenses or permits currently required by the Seller for the satisfaction of the sale of Assets or this Agreement, or Seller has obtained theproper licenses or permits in order to effectuate this Agreement.

h. Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against or involving Seller or brought by Seller or affectingany of the purchased property at law or in equity or admiralty or before or by any federal, state,municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the 24-month period preceding the date hereof; and Seller is not operating its business under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court of federal, state, municipal, or governmental department, commission, board, agency, or instrumentality, domestic or foreign.

i. Compliance with Laws. To the best of its knowledge, Seller has complied with and is operating its business in compliance with all laws, regulations, and orders applicable to the business conducted by it, and the present uses by the Seller of the purchased property do not violate any such laws, regulations, and orders. Seller has no knowledge of any material presentor future expenditures that will be required with respect to any of Seller's facilities to achieve compliance with any present statute, law, or regulation, including those relating to the environment or occupational health and safety.

j. Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material factthat is necessary in order to make the statements contained therein not misleading.

k. Liabilities. Seller has as of the purchase date and shall have on the closing date no liabilities of any kind whatsoever, contingent or otherwise.

l. Environmental Affidavit. Seller will provide an affidavit certifying that there presently isnot, nor ever has been, any dumping or storage of toxic, Superfund, or hazardous wastes on the premises.

6. Indemnification Provisions.
It is agreed by and between the parties that the Seller shall jointly and severally indemnify and hold Buyer and its assigns harmless from any and all claims of any nature whatsoever

7. Covenants of Seller.
The Seller covenants with the Buyer as follows:

a. The Bill of Sale to be delivered at the closing date will transfer all the Assets enumeratedin Exhibit A free and clear of all encumbrances and will contain the usual warranties;

b. Seller assumes all risk of loss, damage, or destruction to the Assets subject to this Agreement until the closing. If the Assets are damaged or lost prior to Closing such that theirvaluation is affected, Seller agrees to negotiate in good faith a reasonable reduction in the Payment Purchase Price to account for the lost value of the Assets.

8. Inventory of Assets.
A complete inventory of the stock in trade, merchandise, and other tangible assets to be sold and purchased under this Agreement shall be taken on March 6, 2021 by Vikram Grover.
Operation of the Business will be suspended immediately prior to the taking of the inventory andwill remain suspended until after the closing, unless doing so would cause a depreciation of any Asset(s). Any Asset(s) which would end up losing value, or otherwise becoming encumbered, based on suspension of operation, may remain in use until the Asset(s) can be transferred to Buyer with the purpose of retaining the maximum value until the execution and complete satisfaction of this Agreement.

9. Bulk Sales Compliance.

The Seller shall comply with applicable bulk sales legislation.

10. Schedules.
Schedules and other documents attached or referred to in this Agreement are an integral part ofthis Agreement.

11. Entire Agreement.
This Agreement constitutes the sole and only agreement between Buyer and Seller respecting theBusiness or the sale and purchase of it. This Agreement correctly sets forth the obligations of Buyer and Seller to each other as of its date. Any additional agreements or representations respecting the Business or its sale to Buyer not expressly set forth in this Agreement are null andvoid, unless otherwise required by law. Both parties agree to waive rights as to any conflicting laws which may nullify this Agreement to the full extent allowable by law.

12. Conditions Precedent of Buyer.
The obligations of the Buyer hereunder are subject to the conditions that on or prior to theclosing date:

a. Representations and Warranties True at Closing. The representations and warranties of the Seller contained in the Agreement or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on andas of the closing date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date.

b. Seller's Compliance with Agreement. The Seller shall have performed and complied withall agreements and conditions required by this Agreement to be performed or complied with by itprior to or at the closing of the Agreement.

c. Resolutions and Seller's Certificate. The Seller shall have delivered to the Buyer copies of the resolutions of the board of directors of the Seller authorizing the transactions contemplatedherein, with such resolutions to be certified to be true and correct by its secretary or assistant secretary, together with a certificate of an officer of the Seller, dated the closing date, certifying in such detail as the Buyer may request to the fulfillment of the conditions specified in subparagraphs (a) and (b) above.

d. Injunction. On the closing date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directingthat the transactions provided for herein or any of them not be consummated as herein provided.

e. Approval of Proceedings. All actions, proceedings, instruments, and documents requiredto carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by counsel for the Buyer.

f. Casualty. The purchased Asset(s) or any substantial portion thereof shall not have been adversely affected in any material way as a result of any fire, accident, flood, or other casualty oract of God or the public enemy, nor shall any substantial portion of the purchased property have been stolen, taken by eminent domain, or subject to condemnation. If the Closing occurs hereunder despite such casualty as a result of the waiver of this condition by Buyer, the Seller shall assign or pay over to the Buyer the proceeds of any insurance or any condemnation proceeds with respect to any casualty involving the purchased property that occurs after the date hereof.

g. Adverse Change. There shall have been between the purchase date and the closing dateno material adverse change in the assets or liabilities or in the condition, financial or otherwise,or in the business, properties, earnings, or net worth of Seller.

13. Arbitration.

In the event the parties are not able to resolve any dispute between them arising out of or concerning this Agreement, or any provisions hereof, whether in contract, tort, or otherwise at law or in equity for damages or any other relief, then such dispute shall be resolved only by finaland binding arbitration pursuant to the Federal Arbitration Act and in accordance with the American Arbitration Association rules then in effect, conducted by a single neutral arbitrator and administered by the American Arbitration Association in a location mutually agreed upon bythe parties. The arbitrator's award shall be final, and judgment may be entered upon it in any court having jurisdiction. In the event that any legal or equitable action, proceeding or arbitrationarises out of or concerns this Agreement, the prevailing party shall be entitled to recover its costsand reasonable attorney's fees. The parties agree to arbitrate all disputes and claims in regard to this Agreement or any disputes arising as a result of this Agreement, whether directly or indirectly, including Tort claims that are a result of this Agreement. The parties agree that the Federal Arbitration Act governs the interpretation and enforcement of this provision. The entire dispute, including the scope and enforceability of this arbitration provision shall be determined by the Arbitrator. This arbitration provision shall survive the termination of this Agreement.

14. Costs and Expenses.

Except as expressly provided to the contrary in this Agreement, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of thisAgreement and the exhibits hereto.

15. Miscellaneous Provisions.

a. Applicable Law. This Agreement shall be construed under and in accordance with thelaws of the State of Pennsylvania.

b. Parties Bound. This Agreement shall be binding on and inure to the benefit of the partiesto this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted by this Agreement.

c. Legal Construction. This Agreement shall be construed as to effectuate the intended purpose of the Agreement. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, this Agreement shall be modified to otherwise effectuate the sale under the original intentions of theParties. This may include striking the invalid, illegal, or unenforceable provision as if they had never been contained in this Agreement, or modifying the invalid, illegal or unenforceable provisions to make them compliant without modifying the original purpose of the Parties.

d. Amendments. This Agreement may be amended by the Parties only by a written agreement.

e. Attorneys' Fees. Should any arbitration or litigation be commenced between the parties tothis Agreement concerning the rights and duties of either party in relation to the Business or this Agreement, the prevailing party in the arbitration or litigation shall be entitled to (in addition to any other relief that may be granted) a reasonable sum and attorneys' fees in the arbitration or litigation, which sum shall be determined by the court or other person presiding in the arbitrationor litigation or in a separate action brought for that purpose.

Signatories.

This Agreement shall be executed on behalf of Energy Intelligence Center, LLC by Charles Szoradi and on behalf of FOMO CORP. by Vikram Grover.

The Agreement shall be effective as of the date first written above.

Seller:

Energy Intelligence Center, LLC

By:______________________________________
Charles Szoradi

Buyer:

FOMO CORP.

By:______________________________________
Vikram Grover